Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (“Registration Statement”) of our report dated January 22, 2013, relating to the financial statements and financial highlights which appears in the November 30, 2012 Annual Report to Shareholders of the Gateway International Fund, a series of Gateway Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Financial Statements”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

March 28, 2013

Boston, Ma